Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts


Nuveen Mortgage Opportunity Term Fund 2
811-22374

On January 1, 2011 a new Sub-Advisory Agreement went into effect for the above reference trust. Such
Agreement is attached as an exhibit to Form N-
SAR.